SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

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     240.14a-12

                KANSAS CITY POWER & LIGHT COMPANY
        (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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    [Excerpt from KCPL employee Hotline information bulletin]

     Thanks for calling the Hotline for Tuesday, July 9.

     Kansas City Power & Light Company announced, in response to
Western Resources, Inc. formally commencing its unsolicited exchange offer, that the Company's Board of Directors will review the exchange offer shortly.

     KCPL stated that shareholders need not take any action at this time with respect to Western's exchange offer and requested that shareholders await the recommendation of the KCPL Board.

     A complete copy of the news release is in the Merger Update icon in the CorpInfo group of Windows.

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    [Excerpt from KCPL employee Hotline information bulletin]

     Thanks for calling the Hotline for Wednesday, July 10.

     The members of the board of directors of Kansas City Power & Light Company, by a unanimous vote of those directors present, recommended that KCPL shareholders reject Western Resources, Inc.'s hostile exchange offer. At the same time, the KCPL Board reaffirmed its decision to merge with UtiliCorp United Inc. to form Maxim Energies, Inc.

     In rejecting Western's unsolicited hostile offer, the KCPL
Board reviewed KCPL's long-term strategic plan and the benefits of a merger with UtiliCorp, and determined that Western's offer is not in the best interests of KCPL, its shareholders, customers, employees and other constituencies.

     "There are many reasons why we think that Western is an unattractive partner. Of paramount concern is our belief that Western's hostile offer is based on a number of faulty assumptions that raise serious questions as to Western's financial prospects and its ability to sustain dividends at its promised dividend rate," said Drue Jennings, chairman, president and chief executive officer of KCPL. Mr. Jennings cited the following:

     - Western faces significant rate reductions which KCPL believes will imperil its ability to sustain promised dividends.

     - KCPL believes that reductions in merger-related savings realized and/or retained will further hamper Western's ability to make its promised dividend payments.

     - KCPL believes that Western will be under pressure to reduce rates for its KGE customers, and any reduction to Western's revenue base would further threaten Western's ability to makes its promised dividend payments.

     - A KCPL/Western combination would concentrate risk in a single asset and a single geographic market. A combined KCPL/Western entity would own 94% of the Wolf Creek nuclear plan, concentrating a significant amount of capital and risk in a single asset.

     - The KCPL Board questions Western's commitment to KCPL employees. Western has stated that no layoffs would result from its proposal, but Western's filings with the Kansas Corporation Commission state that 531 employee positions will be eliminated and assume that all resulting savings will be available by January 1, 1998. The KCPL Board does not believe that Western can reduce 531 positions in such a short time without laying off KCPL employees.

     - Western's hostile offer is conditioned on its transaction being accounted for as a "pooling of interests," and KCPL does not believe that such accounting treatment will be available.

     The KCPL Board also reaffirmed its support for a merger with UtiliCorp to form Maxim Energies, Inc. The KCPL Board believes that Maxim will be a customer-focused, low-cost energy supplier with diversified assets and the financial resources to grow and thrive in the electric utility industry which is on the verge of deregulation. The KCPL Board believes that Maxim will allow KCPL shareholders improved opportunities for long-term earnings and dividend growth which are superior to that offered by Western's hostile offer.

     A shareholder vote to consider the UtiliCorp transaction has been scheduled for Wednesday, August 7, 1996.

     A complete copy of this news release is available in the Merger Update icon in the CorpInfo group of Windows, as well as in Merger Central.

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